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                                                                      Exhibit 99

                                          Kathleen S. Dvorak
                                          Sr. Vice President, Investor Relations
                                           and Financial Administration
                                                     or
                                          Eileen A. Kamerick
                                          Executive Vice President and
                                           Chief Financial Officer
                                          United Stationers Inc.
                                          (847) 699-5000


                                          FOR IMMEDIATE RELEASE


                   STEVEN M. CAPPAERT JOINS UNITED STATIONERS
                     AS SENIOR VICE PRESIDENT AND CONTROLLER

         DES PLAINES, Ill., March 28, 2001 -- United Stationers Inc. (NASDAQ:
USTR), North America's leading distributor of business products to resellers and a provider of marketing and logistics services, today announced that Steven M. Cappaert joined the company as senior vice president and controller. Cappaert will be responsible for financial reporting, budgeting and forecasting, sales and margin control and financial analysis. He will report to Eileen Kamerick, executive vice president and chief financial officer.

         Before joining United Stationers, Cappaert, 39, spent seven years as senior manager at Ernst & Young in Chicago. Prior to this, he spent four years as senior internal auditor at Fortune Brands, Inc. and six years as a supervisor with Deloitte & Touche.

         Cappaert has a degree in accounting and a master of accountancy from DePaul University and an MBA in finance and marketing from the University of Chicago. He is also a certified public accountant. Cappaert and his family live in Chicago, Illinois.

COMPANY OVERVIEW

         United Stationers Inc., with 2000 sales of $3.9 billion, is North America's largest distributor of business products to resellers and a provider of marketing and logistics services. Its integrated computer-based distribution system makes more than 40,000 items available to 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 39 United Stationers Supply Co. regional distribution centers, 28 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, three distribution centers that serve the Canadian marketplace and a distribution center serving clients of THE ORDER PEOPLE. Its focus on fulfillment excellence has given the company a 98% order fill rate, a 99.5% order accuracy rate, and a 99% on-time delivery rate. For more information, visit WWW.UNITEDSTATIONERS.COM.

         The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

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